SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            ----------------------
                                 SCHEDULE 13G
                  Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*

                               Documentum, Inc.
                               (Name of issuer)

                    Common Stock, par value $.001 per share
                        (Title of class of securities)

                                 256159-10-4
                                (CUSIP Number)


--------------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                (Page 1 of 4)

CUSIP No. 256159-10-4                                             Page 2 of
4
____________________________________________________________________________
__

(1)  NAMES OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NOS. OF
     ABOVE PERSONS
     Xerox Corporation    I.R.S. Identification Number 16-0468020
____________________________________________________________________________
__

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /   (b) /X/
____________________________________________________________________________
__

(3)  SEC USE ONLY
____________________________________________________________________________
__

(4) CITIZENSHIP OR PLACE OF ORGANIZATION                          New York
____________________________________________________________________________
__

                    (5)  SOLE VOTING POWER                        1,608,277
NUMBER OF SHARES
__________________________________________________________
BENEFICIALLY
OWNED BY EACH       (6)  SHARED VOTING POWER                      0
REPORTING
__________________________________________________________
PERSON WITH
                    (7)  SOLE DISPOSITIVE POWER                   1,608,277

__________________________________________________________

                    (8)  SHARED DISPOSITIVE POWER                 0
____________________________________________________________________________
__

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,608,277
____________________________________________________________________________
__

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* /
/
____________________________________________________________________________
__

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9              11.16%
____________________________________________________________________________
__

(12) TYPE OF REPORTING PERSON*                                    CO
____________________________________________________________________________
__

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


















                                                                  Page 3 of
4

ITEM 1.  (a)  NAME OF ISSUER:  Documentum, Inc.

         (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              5671 Gibraltar Drive
              Pleasanton, CA 94588-8547

ITEM 2.  (a)  NAME OF PERSON FILING: Xerox Corporation

         (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              P.O. Box 1600
              800 Long Ridge Road
              Stamford, CT 06904-1600

         (c)  CITIZENSHIP:  New York

         (d)  TITLE OF CLASS OF SECURITIES:

              Common Stock, par value $.001 per share

         (e)  CUSIP NUMBER:  256159-10-4

ITEM 3. This statement is being filed pursuant to Rule 13d-1(c) in reliance upon the exemption provided by Section 13(d)(6)(B) of the Securities Exchange Act of 1934. See, e.g., No-action letters issued to Stuart D. Ames, Esq. (available March 30, 1990) and W.R. Grace & Co. (available March 14, 1984).

ITEM 4.  OWNERSHIP.

         (a)  AMOUNT BENEFICIALLY OWNED:                      1,608,277

         (b)  PERCENT OF CLASS:                               11.16%

         (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE:    1,608,277

              (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE:  0

              (iii) SOLE POWER TO DISPOSE OR DIRECT THE
                    DISPOSITION OF:                           1,608,277

              (iv)  SHARED POWER TO DISPOSE OR DIRECT THE
                    DISPOSITION OF:                           0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.





                                                                  Page 4 of
4

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                  SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 1998                      XEROX CORPORATION

                                            /s/ MARTIN S. WAGNER
                                       -------------------------------
                                       By: Martin S. Wagner
                                           Assistant Secretary